UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2007

AboveNet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23269	11-3168327
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

360 Hamilton Avenue
White Plains, New York		10601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   (914) 421-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 8.01.                                          Other Events

AboveNet, Inc. (the “Company”) will make the Final Distribution of shares of the Company’s common stock (“Shares”), Five Year Warrants, Seven Year Warrants and MFN Avoidance Proceeds during the months of August and September 2007 in accordance with the Second Amended Plan of Reorganization of Metromedia Fiber Network, Inc. et al., as amended, and the Confirmation Order approved by the Bankruptcy Court on August 21, 2003 (together, the “Plan”) to the holders of record, as of August 1, 2007, of certain Class 6 and Class 7 claims filed with the Bankruptcy Court (respectively, the “Class 6 Holders” and “Class 7 Holders”).  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

The aggregate claim amounts for Class 6 claims is approximately $2.70 billion and for Class 7 claims is approximately $518 million.

Holders of claims may determine their allocation of Shares (inclusive of prior distributions) by using the following formula:

(Class Shares) X (such holder’s Allowed Claim/the aggregate claim amount for the appropriate Class) = such holder’s aggregate Share distribution.

Class Shares represents the aggregate number of Shares to be delivered to each Class of claims.  The Class Shares is 1,685,433 for Class 6 and 2,749,918 for Class 7.

To determine a Class 6 Holder’s allocation of warrants (inclusive of prior distributions), the same formula is used substituting the amount of Five Year Warrants and Seven Year Warrants to be distributed under the Plan, 709,459 and 834,658, respectively, for the amount of the Class Shares.

In accordance with the Plan, the Company is also making distributions of the MFN Avoidance Proceeds to Class 6 Holders. The MFN Avoidance Proceeds equal $624,570. To determine a Class 6 Holder’s allocation of MFN Avoidance Proceeds, the same formula above is used substituting the amount of the MFN Avoidance Proceeds for the amount of the Class Shares.

To account for the subordination provisions in the Plan as they relate to the Class 6(a) and 6(c) claims, all distributions to be made to the holders of Class 6(c) claims will instead be re-allocated and issued pro rata to holders of Class 6(a) claims.  To account for this reallocation, holders of Class 6(a) claims should multiply the estimated number of Shares, warrants and MFN Avoidance Proceeds received in accordance with the formula set forth above by 1.618.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2007

ABOVENET, INC.

By:	/s/ Robert Sokota
Robert Sokota,
Senior Vice President and General Counsel